Exhibit 99.1

Masimo Hosts 2025 Investor Day and Details Strategic Roadmap for Durable Growth
Announces Long-Range Targets Including 7% - 10% Revenue CAGR Through 2028
Highlights Clear Focus on Patient Outcomes, Technology Innovation and Commercial Execution
Irvine, California, December 3, 2025 – Masimo (NASDAQ: MASI) today hosted its 2025 Investor Day at the Company’s headquarters. At the event, Masimo’s management team provided an update on the Company’s long-term strategy, including the pathway for expanding Masimo’s position as a global leader in patient monitoring, the Company’s multi-year pipeline, and a clear roadmap to deliver durable revenue growth, margin expansion and increased cash flow. Masimo also provided a detailed look at each of its growth pillars.
The Company’s updated long-range plan through 2028 includes the following financial targets:
•Revenue: Compound annual growth rate (CAGR) of 7%-10%
•Operating Margin: Approximately 30% by 2028
•Adjusted Earnings Per Share: $8.00 by 2028
•Operating Cash Flow: Approximately $1 billion cumulatively from 2026-2028
Masimo also reaffirmed the 2025 financial guidance it last stated on November 4, including Non-GAAP Revenue of $1,510 - $1,530 million, Non-GAAP operating profit of $412 - $424 million and Non-GAAP earnings per diluted share of $5.40 - $5.55.

“Masimo’s market leading position is driven by our mission to deliver innovations that empower clinicians and transform patient care,” said Katie Szyman, Chief Executive Officer of Masimo. “As we enter this next chapter, we are incredibly well positioned to advance that mission. We have the team, the innovation engine and the clear execution plan to continue building on this success and unlock Masimo’s full potential. Our commitment is to deliver long-term value to patients, shareholders, employees and partners.”
Webcast of Masimo Investor Day
A replay of the webcast can be accessed through the link below:
https://masimo-investor-day-2025-virtual.open-exchange.net/registration
About Masimo
Masimo (NASDAQ: MASI) is a global medical technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. Masimo innovations empower clinicians to transform patient care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown to outperform other pulse oximetry technologies in over 100 independent and objective studies, which can be found at www.masimo.com/evidence/featured-studies/feature. Masimo SET® is estimated to be used on more than 200 million patients around the world each year and is the primary pulse oximetry at all 10 top U.S. hospitals as ranked in the 2025 Newsweek World’s Best Hospitals listing. Additional information about Masimo and its products may be found at www.masimo.com.

Investor Contact:	Media Contact:
Eli Kammerman	Evan Lamb
(949)-297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com